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                              [ALTEON LETTERHEAD]


                                                                   EXHIBIT 10.35




                                               September 15, 1997




Mr. Kenneth I. Moch
68 Willow Avenue
Larchmont, NY 10538

Dear Ken:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your employment agreement with the Company dated February 27, 1995 (the "Employment Agreement").

Your Term of Employment, as defined in Paragraph 1 of your Employment Agreement, is due to expire on February 27, 1998. Assuming satisfactory performance of your obligations under your Employment Agreement until February 27, 1998, the Term of Employment will, effective February 28, 1998, be defined as beginning on February 28, 1998, and terminating three (3) years from such date.

Your Salary will be $195,000 for the first year during the Term of Employment, $205,000 for the second year and $215,000 for the third year. In addition, at the end of each calendar year during the Term of Employment, you will be eligible to receive a bonus, pursuant to the terms of Paragraph 3 of your Employment Agreement and consistent with the 1997 Management Bonus Plan previously approved by the Board, in an amount of up to $15,000 and up to 30,000 stock options. The number of options awarded, if any, and the vesting schedule and exercise price for these options will be determined by the Compensation Committee of the Board at the end of each calendar year.

You will be entitled to four (4) weeks vacation per year during the Term of Employment. Further, the Company will pay up to $5,000 in 1998 for you to complete a cutting edge leadership training program selected by you and approved by me.

On February 28, 1998, the Company shall issue and deliver to you options to purchase 200,000 shares of the Company's common stock at an exercise price of $3.875 (the fair market value of Alteon stock on June 10, 1997, when the Compensation Committee and the Board approved this award). The options will be subject to the terms and conditions
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Mr. Kenneth I. Moch
September 15, 1997                                                       Page 2





of the Company's Amended 1995 Stock Option Plan and the Company's standard Incentive/Non-Qualified Stock Option Grant Agreement (the "New Grant Agreement"). One hundred and twenty thousand (120,000) of these options will vest at a rate of 5,000 per month during the two (2) year period beginning on February 28, 1999, and ending on February 28, 2001. The remaining 80,000 options shall vest in 20,000 share increments upon the accomplishment by you and the Company of each of the following performance related milestones:

         1) Raise enough capital as determined by me and the Board of Directors) to ensure Alteon's financial viability through the end of 1999.

         2) Establish a new partnering relationship covering North America and Western Europe for an A.G.E. inhibitor, an A.G.E. breaker or a glucose lowering agent.

         3)      Elevate Alteon's market capitalization to over $250,000,000.

         4)      Ensure Alteon's first NDA is accepted for filing by the FDA.

Notwithstanding the foregoing, all 80,000 milestone related options shall also vest on the date ten (10) years after their grant date, provided you are then employed by the Company as set forth in the New Grant Agreement.

In the event the Company elects to terminate your employment without cause prior to the expiration of the Term of Employment, the exercise period for all then vested Alteon stock options which you may then hold shall be extended from the date your employment terminates for a period equal to that number of full calendar months you have been employed by the Company, provided that such extension shall not exceed 36 months, and provided further, that if the expiration date of an option as set forth in the applicable stock option grant agreement is earlier than the extension date calculated pursuant to this sentence, such expiration date shall remain in effect. You acknowledge that pursuant to current applicable law any stock options exercised more than three months after you cease to be employed by the Company shall cease to be eligible for treatment as federal income tax qualified incentive stock options.

In the event that prior to February 28, 1998, the Company participates in a transaction described in either Section 11.2 or Section 11.3 of the Amended 1995 Stock Option Plan, the Company shall cause the New Grant Agreement for the options described in this letter to be issued and delivered to you prior to the closing of such transaction.
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Mr. Kenneth I. Moch
September 15, 1997                                                       Page 3





Paragraph 20 of your Employment Agreement ("General") is amended to include the New Grant Agreement and this letter as part of the "entire agreement," with respect to the subject matter of your employment by the Company under these agreements. Except as modified by this letter, the terms of all the foregoing enumerated agreements shall remain in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.



                                                        Sincerely,

                                                        /s/ JAMES J. MAUZEY

                                                        James J. Mauzey
                                                        Chairman and
                                                        Chief Executive Officer





ACCEPTED AND AGREED THIS

 17th  day of   September , 1997.
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      /s/ Kenneth I. Moch
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          Kenneth I. Moch